SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 23, 2004

TOWN SPORTS INTERNATIONAL, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

New York	333-40907	13-2749906
(State or other jurisdiction of incorporation)	(Commission File Numbers)	(IRS Employer Identification No.)

888 Seventh Avenue, New York, New York 10106
(Address of Principal Executive Offices, including Zip Code)

(212) 246-6700
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 9. Regulation FD Disclosure.
SIGNATURES

Item 9. Regulation FD Disclosure.

     In accordance with General Instruction B.2. of Form 8-K, the following information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended. Additionally, the submission of this report on Form 8-K is not an admission as to the materiality of any information in this report that is required to be disclosed solely by Regulation FD. Any information in this report supercedes inconsistent or outdated information contained in earlier Regulation FD disclosures.

     We expect to report consolidated revenues, income from continuing operations, net income and EBITDA(1) for the year ended December 31, 2003 that will include results for the quarter ended December 31, 2003 which compare less favorably with the same quarter in 2002 and the third quarter of 2003, primarily as a result of:

     (1) the Company-wide implementation of our new club management system and the associated sales management training;

     (2) the near term impact of the introduction and refinement of a tiered membership structure that provides a discount to those members who commit to one or two years and which we believe will reduce membership attrition in the medium term;

     (3) the expenses from the associated incremental advertising required to promote our new tiered membership structure;

     (4) increased occupancy costs principally associated with three flagship locations and several club expansions that we believe will generate incremental future revenues, income from continuing operations, net income and EBITDA(1); and

     (5) the fourth quarter of 2002 and the third quarter of 2003 being favorably impacted by $600,000 and $1.5 million of business interruption proceeds. No such proceeds were received in the fourth quarter of 2003.

(1)	EBITDA is defined as earnings before interest, taxes, depreciation, amortization, loss on an extinguishment of debt, income (loss) from operation of discontinued clubs, and cumulative effect of changes in accounting policy.

SIGNATURES

     According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on January 23, 2004.

TOWN SPORTS INTERNATIONAL, INC

/s/ Richard Pyle

Date: January 23, 2004	By:	Richard Pyle
	Its:	Chief Financial Officer

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